Exhibit 7.1

ACQUISITION and MERGER AGREEMENT

THIS AGREEMENT (the "Agreement"), made this 7th day of September, 2018, by and among PureSpectrum, Inc., a Delaware corporation, ("PSRU" or the "Company"), Mr. Xavier Mitchell ("Xavier" or the "Seller"), the sole owner of Opportunity Knocks Television LLC, a Californian Limited Liability Company("OKTV"), and Mr. Dallas Boley, the President and sole director of PSRU ("Dallas" or the "Shareholder"); Paul Khan, Consultant and minority shareholder of PSRU ("Khan"); Millenial Investments LLC, Consultant and minority shareholder of PSRU ("Millenial") and Nathan Yoder, Consultant and minority shareholder of PSRU ("Yoder")

RECITALS

WHEREAS, PSRU is a public company that desires to increase its operations by and through acquisitions of other businesses; and

WHEREAS, PSRU has identified and desires to acquire OKTV from Seller, as more further described herein; and

WHEREAS, Xavier owns a 100% interest in OKTV, and desires to sell OKTV to PSRU; and

WHEREAS, Dallas is the owner of 33,749,000 shares of PSRU Series B Preferred Stock, and 1000 shares of PSRU Series A Preferred Stock (collectively "the Preferred Shares"); and

WHEREAS, Khan is the owner of 4,750,000 shares of PSRU Series B Preferred Stock and convertible debt

WHEREAS, Yoder is the owner of 4,750,000 shares of PSRU Series B Preferred Stock and convertible debt

WHEREAS, Millenial is the owner of 4,750,000 shares of PSRU Series B Preferred Stock and convertible debt

WHEREAS, Dallas, Yoder, Millenial and Khan have proffered to transfer to Xavier a majority portion of their Preferred Shares to be used as payment to Seller for the purchase of OKTV; and

WHEREAS, Dallas desires to enter into the transaction contemplated herein, which shall result in the acquisition of OKTV by PSRU; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the approval of the shareholders and members of both PSRU and OKTV, the parties hereto intending to be legally bound hereby, agree as follows:

ARTICLE 1

EXCHANGE OF SECURITIES

1.1	Surrender and Issuance of Shares. Subject to all of the terms and conditions of this Agreement, PSRU and the preferred shareholders agree to assign the majority of the Series B Preferred Shares, and 1000 of the Series A Preferred Shares of PSRU (collectively the "Surrendered Shares") to Xavier representing the purchase price for a 100% interest in and of OKTV. Khan, Yoder and Millenial will each transfer 4,000,000 Series B Preferred Shares to Xavier. Dallas will transfer to Xavier 1000 of the Series A Preferred Shares and 32,999,000 Series B Preferred Shares

1.2	Payment. Xavier shall wire a non-refundable amount of $25,000 within five business day after the execution of this agreement as consideration for 1.1. The amounts to be wired to Khan, Yoder, Millenial and Dallas is $6250 each. Within 90 days, another $25,000 shall be wired to Khan, Millenial, Yoder and Dallas in the amounts of $1250, $1250, $13,750 and $8750 respectively.

1.3	Nutrafill LLC Membership Interest Issuance: PSRU shall issue a membership interest in Nutrafill LLC to Khan, Yoder, Millenial and Dallas in the following amounts respectively: 9.5%,9.5%,9.5% and 71.5% evidenced by the execution of this agreement.

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1.4	Assignment of Convertible Notes Khan, Yoder and Millenial agree to transfer all of their convertible notes following to creditors of OKTV with the names supplied within ten business days.

1.5	Consulting: Khan agrees to remain as a consultant for three months from the date of this agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER

The Seller hereby represents and warrants to PSRU that:

2.1 Business Plan. The Business Plan of the entities represented by OKTV delivered to PSRU accurately describe the business and operations of the companies represented by OKTV. The entities represented by OKTV have all rights title and interest in future patents, formulas, trademarks, know-how, and other intellectual property discussed in such Business Plan or required to undertake the business and operations and manufacture and sell the products described in such Business Plan and is not required to pay any royalties for the use of such intellectual property to any person or entity.

2.2 Compliance with Laws. The entities represented by the assets have substantially complied with, and are not in violation of, all applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable building, zoning, environmental, employment or other law, ordinance or regulation affecting their properties, products or the operation of their business except where such non-compliance would not have a materially adverse effect on the business or financial condition of OKTV. The entities represented by OKTV have all licenses and permits required to conduct its business as now being conducted and as contemplated in its Business Plan heretofore delivered to PSRU except where such noncompliance would not have a materially adverse effect on the business or financial condition of OKTV.

2.3 Ownership of Assets. The delivery of OKTV as contemplated herein will result in PSRU's immediate acquisition of record and beneficial ownership of the properties. Such assets were duly and validly acquired and are fully paid and non-assessable.

2.4 Indemnification. Seller agrees to defend and hold PSRU harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Shareholders to perform any of their respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by Shareholders under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF PSRU

PSRU represents and warrants to the Seller that:

3.1 Organization. PSRU is a corporation duly organized under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, and is duly qualified to do business in each of such states and other jurisdictions where its business requires such qualification.

3.2 Compliance with Laws. PSRU has complied with, and is not in violation of, all applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business, except where non-compliance would not have a materially adverse effect on the business or operations of PSRU.

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3.3 Authority. The Board of Directors of PSRU have authorized the execution of this Agreement and the transactions contemplated herein, and when approved by the shareholders of PSRU it will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be the legal, valid and binding obligation of PSRU, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

3.4 Ability to Carry Out Obligations. The execution and delivery of this Agreement by PSRU and the performance by PSRU will not conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which PSRU is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of PSRU, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of PSRU.

3.5 Title. The shares of PSRU stock to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims encumbrances and restrictions of any kind. None of such shares of PSRU stock are or will be subject to voting trusts or agreements, no person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement. PSRU is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, state or federal law rule, regulation or decree which would, as a result of the issuance of the shares of PSRU stock, impair, restrict or delay any voting rights with respect to the shares of PSRU stock.

3.6 Indemnification. PSRU agrees to indemnify, defend and hold Seller harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by PSRU to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by PSRU under this Agreement.

ARTICLE 4

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

4.1 Ownership. The Seller owns a 100% membership interest in and of OKTV.

4.2 Investment Intent. The Seller understand and acknowledges that the shares of PSRU Stock are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 (the "Securities Act") for non-public offerings; and the Seller make the following representations and warranties with the intent that the same may be relied upon in determining the suitability of the Seller as a purchaser of securities.

(a)     The PSRU Shares are being acquired solely for the account of the Seller, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the PSRU Shares.

(b)     The Seller agrees not to dispose of the PSRU Shares or any portion thereof unless and until counsel for PSRU shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933 (the "1933 Act") or any applicable state securities laws, or the rules and regulations thereunder.

(c)     The Seller acknowledges that PSRU has made all documentation pertaining to all aspects of PSRU and the transaction herein available to him/her and to his/her qualified representative(s), if any, and has offered such person or persons an opportunity to discuss PSRU and the transaction herein with the officers of PSRU.

4.3 Indemnification. The Seller recognize that the offer of PSRU Shares to him/her is based upon his/her representations and warranties set forth and contained herein and hereby agrees to indemnify and hold harmless PSRU against all liability, costs or expenses (including reasonable attorney's fees) arising as a result of any misrepresentations made herein by such Seller.

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ARTICLE 5

PRE-CLOSING COVENANTS

5.1 Investigative Rights. From the date of this Agreement each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours to all of OKTV's and PSRU's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with any information concerning OKTV's and PSRU's affairs as the other party may reasonably request.

5.2 Conduct of Business. Prior to the Closing, OKTV and PSRU shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither the Seller or PSRU shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE 6

POST-CLOSING COVENANTS

Prompt resignation of officers and directors: Upon closing, all existing PSRU officers and directors shall have resigned and Xavier shall be appointed as PSRU's President and Director.

ARTICLE 7

CLOSING

7.1 Closing. The Closing of this transaction shall be held at the offices of the Seller, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties. At the Closing:

(a)   The Seller shall receive a certificate or indication of ownership of the shares indicated as the purchase price in section 1.1 of this Agreement.

(b)     The Parties hereto shall assist in providing all documents required to effectuate the transition in management, in a timely manner.

ARTICLE 8

MISCELLANEOUS

8.1 Captions. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

8.2 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

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8.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

8.5 Entire Agreement. This Agreement contains the entire Agreement and understanding among the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or delivered by a national courier service, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To PSRU:655 Crawford Street NE.

Dawson, Georgia
39842

To Seller: Xavier

To Dallas:

8.8 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

8.10 Announcements. PSRU and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

8.11 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

8.12 Brokerage. PSRU, Xavier, and Dallas each represent that no broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

8.13 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for it, shall survive the Closing irrespective of any investigation made by or on behalf of any party for a period of one year.

8.14 Arbitration of Disputes. Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitration shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Each party in such arbitration shall pay their respective costs and expenses of such arbitration and all the reasonable attorneys' fees and expenses of their respective counsel.

8.17 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, all as of the date first written above.

PureSpectrum, Inc.

By: /s/ Dallas Boley
Dallas Boley, President

Opportunity Knocks Television LLC

By: /s/ Xavier Mitchell
Xavier Mitchell, Managing Member

Dallas Boley

By: /s/ Dallas Boley
Dallas Boley

Xavier Mitchell

By: /s/ Xavier Mitchell
Xavier Mitchell

Paul Khan

By: /s/ Paul Khan
Paul Khan

Nathan Yoder

By: /s/ Nathan Yoder
Nathan Yoder

Millenial Investments LLC

By: /s/Leonard Lovalle
Leonard Lovalle, Managing Member

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